EXHIBIT 99.1

Julie Stackhouse Joins Simmons First National Corporation Board of Directors

PINE BLUFF, Ark., March 03, 2021 (GLOBE NEWSWIRE) -- Simmons First National Corporation (Nasdaq: SFNC) (“Simmons” or “Company”) announced today that Julie Stackhouse has been added to the Company’s board of directors. Ms. Stackhouse has also been added to the board of directors of the Company’s wholly-owned subsidiary bank, Simmons Bank.

Ms. Stackhouse is a former executive vice president at the Federal Reserve Bank of St. Louis, where she was responsible for, among other things, bank regulation, including supervision of bank holding companies and state member banks.

“We are thrilled to welcome Julie to our organization,” said George A. Makris, Jr., Simmons’ chairman and chief executive officer. “Julie brings incredible insight and a tremendous understanding of our industry from her many years of working with financial institutions, and I am confident that she will be a valuable contributor as a member of our board.”

Simmons is a financial holding company headquartered in Pine Bluff, Arkansas, with total consolidated assets of approximately $22.4 billion as of December 31, 2020. The Company, through its subsidiaries, offers comprehensive financial solutions delivered with a client-centric approach and has operations in Arkansas, Illinois, Kansas, Missouri, Oklahoma, Tennessee, and Texas. The Company’s common stock trades on the Nasdaq Global Select Market under the symbol “SFNC.”

FOR MORE INFORMATION CONTACT:

Stephen C. Massanelli
EVP, Chief Administrative Officer, and Investor Relations Officer
Simmons First National Corporation
steve.massanelli@simmonsbank.com